                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-61832
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 13, 2001)

                                5,151,249 SHARES

                               (ADVANCEPCS LOGO)
                              CLASS A COMMON STOCK

                             ----------------------

       AdvancePCS is selling 4,000,000 shares of Class A common stock and the selling stockholders are selling 1,151,249 shares of Class A common stock.

       The shares are quoted on the Nasdaq National Market under the symbol "ADVP." On August 17, 2001, the last sale price of the shares as reported on the Nasdaq National Market was $72.22 per share.

        INVESTING IN THE CLASS A COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-5 OF THIS PROSPECTUS SUPPLEMENT AND IN THE RISK FACTORS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

                             ----------------------

                                                              PER SHARE           TOTAL
                                                              ---------           -----
Public offering price......................................    $65.75          $338,694,622
Underwriting discount......................................     $1.00            $5,151,249
Proceeds, before expenses, to AdvancePCS...................    $64.75          $259,000,000
Proceeds, before expenses, to the selling stockholders.....    $64.75           $74,543,373

       The underwriter may also purchase up to an additional 500,000 shares of Class A common stock from AdvancePCS, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       The shares will be ready for delivery on or about August 23, 2001.

                             ----------------------
                              MERRILL LYNCH & CO.
                             ----------------------
           The date of this prospectus supplement is August 20, 2001.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
AdvancePCS..................................................   S-1
The Offering................................................   S-1
Use of Proceeds.............................................   S-2
Capitalization..............................................   S-3
Price Range of Class A Common Stock.........................   S-4
Risk Factors................................................   S-5
Special Note Regarding Forward-Looking Statements...........   S-7
Selling Stockholders........................................   S-8
Underwriting................................................   S-9
Legal Matters...............................................  S-11
Experts.....................................................  S-11
Where You Can Find More Information.........................  S-12

                            PROSPECTUS

About This Prospectus.......................................     1
AdvancePCS..................................................     1
Special Note Regarding Forward-Looking Statements...........     2
Use Of Proceeds.............................................     2
Selling Stockholders........................................     3
Plan Of Distribution........................................     4
Legal Matters...............................................     5
Experts.....................................................     5
Where You Can Find More Information.........................     5

                             ----------------------

     You should rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we, the selling stockholders nor the underwriter have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we, the selling stockholders nor the underwriter are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, profitability and growth prospects may have changed since those dates.

                                   ADVANCEPCS

     We are a leading provider of health improvement services in the United States. As the largest pharmacy benefit management company, or PBM, based on number of lives covered, we currently serve more than 75 million health plan members and manage more than $21 billion in annual prescription drug spending on behalf of our health plan sponsors. In addition, we offer a wide range of other health improvement products and services, such as prescription discount cards for the uninsured, web-based programs, disease management, clinical trials and outcomes studies. Our mission is to improve the quality of care delivered to health plan members while helping health plan sponsors reduce overall costs.

     We are incorporated under the laws of the State of Delaware. Our principal executive office is located at 5215 North O'Connor Boulevard, Suite 1600, Irving, Texas 75039. Our telephone number is (469) 420-6000 and our web site can be found at http://www.AdvancePCSrx.com.

                                  THE OFFERING

     Unless we tell you otherwise, information in this prospectus supplement assumes no exercise of the underwriter's option to purchase up to an additional 500,000 shares of Class A common stock from us to cover any overallotments.

Class A common stock offered by:
  AdvancePCS..............................   4,000,000 shares
  Joseph Littlejohn & Levy Fund III,
     L.P. ................................     751,249 shares
  David D. Halbert........................     200,000 shares
  Jon S. Halbert..........................     200,000 shares
                                            -----------------
          Total...........................   5,151,249 shares
Class A common stock outstanding after the
  offering................................  38,530,738 shares

Use of proceeds...............   We will receive net proceeds from our sale of
                                 4,000,000 shares of Class A common stock in this offering of approximately $259 million, after deducting commissions and estimated offering expenses. We intend to use the net proceeds from the offering for repayment of a portion of our debt under our senior secured credit facility and for general corporate purposes. We will not receive any proceeds from the sale of the Class A common stock being offered by the selling stockholders.

Risk factors..................   See "Risk Factors" and other information
                                 included in this prospectus supplement, as well as any risk factors incorporated by reference into this prospectus supplement or the accompanying prospectus, for a discussion of factors you should carefully consider before deciding to invest in shares of our Class A common stock.

Nasdaq National Market
symbol........................   ADVP

     The above information is based on 34,530,738 shares of Class A common stock outstanding as of August 20, 2001 and excludes:

     - 3,292,700 shares of Class A common stock reserved for issuance upon conversion of 3,292,700 shares of Class B-1 common stock, which are issuable upon conversion of all 65,854 outstanding shares of Series A-1 preferred stock owned by Joseph Littlejohn & Levy Fund III, L.P. and certain other investors, collectively referred to as JLL;

     - 3,185,917 shares of Class A common stock reserved for issuance upon conversion of 3,185,917 shares of Class B-1 common stock, all of which are currently held by JLL;

     - 100 shares of Class A common stock reserved for issuance upon conversion of 100 shares of Class B-2 common stock owned by Rite Aid Corporation;

     - 7,980,585 shares of Class A common stock issuable upon exercise of options outstanding as of August 20, 2001 at a weighted average exercise price of $19.98 per share, of which 2,678,490 are fully vested at a weighted average exercise price of $7.51 per share;

     - 592,860 shares of Class A common stock issuable upon exercise of warrants outstanding as of August 20, 2001 at a weighted average exercise price of $21.67 per share; and

     - 50,000 shares of Class A common stock reserved as of August 20, 2001 for issuance under our equity-based compensation plans.

                                USE OF PROCEEDS

     We will receive net proceeds from our sale of 4,000,000 shares of Class A common stock offered by this prospectus supplement and the accompanying prospectus of approximately $259 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of Class A common stock being offered by the selling stockholders.

     We intend to use the net proceeds we receive from this offering for repayment of a portion of our debt under our senior secured credit facility and for general corporate purposes. We expect to immediately repay an aggregate of approximately $231 million of our Term Note A and Term Note B, pursuant to the terms of our senior secured credit facility. Following application of the net proceeds of this offering, we anticipate that the amount of our outstanding total debt will be approximately $600 million, based on the amount of our outstanding indebtedness as of August 20, 2001.

     Our $825 million senior secured credit facility includes a $175 million revolving credit facility, $100 million interim revolving credit facility and two term notes totaling $550 million. Our $150 million Term Note A accrues interest at LIBOR plus 2.75%, with escalating quarterly principal payments, and is due on September 30, 2005. Our $400 million Term Note B accrues interest at LIBOR plus 3.5%, with quarterly principal payments of $1 million until December 31, 2006 and payments of $94.5 million thereafter on each of December 31, 2006, March 31, 2007, June 30, 2007 and September 30, 2007.

                                 CAPITALIZATION

     The following table sets forth as of June 30, 2001:

     - the unaudited capitalization of our company; and

     - the unaudited capitalization of our company as adjusted to reflect the sale by us of Class A common stock in this offering and the application of the net proceeds to us therefrom.

     To better understand this table, you should review "Use of Proceeds" in this prospectus supplement and "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as the consolidated financial statements and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

                                                                AS OF JUNE 30, 2001
                                                              ------------------------
                                                                               AS
                                                                ACTUAL     ADJUSTED(1)
                                                              ----------   -----------
                                                                   (IN THOUSANDS)
Cash and cash equivalents...................................  $  149,975   $  177,538
                                                              ==========   ==========
Long-term debt:
  Revolving credit line.....................................  $   85,000   $   85,000
  Term debt, including current portion......................     546,187      315,000
  Senior subordinated notes.................................     200,000      200,000
                                                              ----------   ----------
          Total long-term debt..............................     831,187      600,000
Stockholders' Equity:
  Preferred stock, $.01 par value; 5,000,000 shares
     authorized:
     Series A-1 convertible preferred stock, $.01 par value;
      authorized: 65,854 shares actual and as adjusted;
      issued and outstanding: 65,854 shares actual and as
      adjusted(2)...........................................           1            1
  Common stock, $.01 par value; 100,000,000 shares
     authorized, actual and as adjusted:
     Class A common stock, $.01 par value; authorized:
      86,250,000 shares actual and as adjusted; issued and
      outstanding: 32,531,706 shares actual and 36,531,706
      shares as adjusted(3)(4)..............................         325          365
     Class B-1 common stock, $.01 par value; authorized:
      7,500,000 shares actual and as adjusted; issued and
      outstanding: 4,207,300 shares actual and 4,207,300
      shares as adjusted(4)(5)..............................          42           42
     Class B-2 common stock, $.01 par value; authorized: 100
      shares actual and 100 shares as adjusted(5)...........          --           --
Additional paid-in capital..................................     354,125      612,835
Accumulated other comprehensive loss........................     (16,597)     (16,597)
Retained earnings...........................................      82,724       82,724(6)
                                                              ----------   ----------
     Total stockholders' equity.............................     420,620      679,370
                                                              ----------   ----------
     Total capitalization (excluding cash)..................  $1,251,807   $1,279,370
                                                              ==========   ==========

---------------

(1) As adjusted to give effect to the sale of 4,000,000 shares of Class A common stock by us in this offering at an offering price of $65.75 per share, our receipt of the estimated proceeds therefrom, after deducting the underwriting discount and estimated expenses of $250,000 payable by us and our repayment of approximately $231 million of our debt under our senior secured credit facility.

(2) Shares of Series A-1 preferred stock are convertible into an aggregate of 3,292,700 shares of Class B-1 common stock, which shares are convertible into an aggregate of 3,292,700 shares of Class A common stock.

(3) As adjusted does not reflect 131,135 shares of Class A common stock issued upon the exercise of options by a selling stockholder, which shares are being sold in this offering.

(4) As adjusted does not reflect conversions of Class B-1 common stock into Class A common stock that occurred after June 30, 2001.

(5) Shares of Class B-1 and Class B-2 common stock are convertible into Class A common stock on a one-for-one basis.

(6) The expenses in connection with the issuance and distribution of the shares being offered in this offering, other than underwriting discounts and commissions with respect to the shares of the selling stockholders, are being paid by us.

     The table above excludes:

     - 7,980,585 shares of Class A common stock issuable upon exercise of options outstanding as of August 20, 2001 at a weighted average exercise price of $19.98 per share, of which 2,678,490 are fully vested at a weighted average exercise price of $7.51 per share;

     - 592,860 shares of Class A common stock issuable upon exercise of warrants outstanding as of August 20, 2001 at a weighted average exercise price of $21.67 per share; and

     - 50,000 shares of Class A common stock reserved as of August 20, 2001 for issuance under our equity-based compensation plans.

                      PRICE RANGE OF CLASS A COMMON STOCK

     Our Class A common stock has been traded on the Nasdaq National Market under the symbol "ADVP" since October 8, 1996. The following table sets forth for the indicated periods the high and low sale prices of our Class A common stock as quoted on the Nasdaq National Market.

                                                                 HIGH            LOW
                                                              -----------    -----------
Fiscal year ended March 31, 1999:
First Quarter...............................................       $21 3/4           $12 11/16
Second Quarter..............................................        18 1/2             8 1/2
Third Quarter...............................................        17 5/8            10 5/8
Fourth Quarter..............................................        33 7/8            15 11/16
Fiscal year ended March 31, 2000:
First Quarter...............................................       $32 1/2           $20 1/8
Second Quarter..............................................        34 3/4            24
Third Quarter...............................................        31 1/2            18 1/16
Fourth Quarter..............................................        28 3/4            11 1/8
Fiscal year ended March 31, 2001:
First Quarter...............................................       $22 5/8            $9 1/2
Second Quarter..............................................        42 3/16           19
Third Quarter...............................................        51 5/8            29 5/8
Fourth Quarter..............................................        49 1/2            29
Fiscal year ended March 31, 2002:
First Quarter...............................................       $68 3/5           $50 3/5
Second Quarter (through August 17, 2001)....................        72 11/50          53 79/100

     On August 17, 2001, the last reported sale price of our Class A common stock on the Nasdaq National Market was $72.22.

                                  RISK FACTORS

     You should carefully consider the following risks before purchasing our Class A common stock. If any of the following risks, or the risks described in risk factors incorporated by reference in this prospectus supplement and the accompanying prospectus, actually occur, our business, profitability or growth prospects could be materially adversely affected, the trading price of our Class A common stock could decline and you may lose all or a part of your investment. Additional risks and uncertainties, including those that are not yet identified or that we think are immaterial, may adversely affect our business, profitability and growth prospects. Before making your investment decision, you should also read the other information included in this prospectus supplement, the accompanying prospectus and the information incorporated herein or therein by reference.

IF OUR QUARTERLY REVENUES AND OPERATING RESULTS FLUCTUATE SIGNIFICANTLY, THE PRICE OF OUR CLASS A COMMON STOCK MAY BE VOLATILE.

     Our revenues and operating results may in the future vary significantly from quarter to quarter. If our quarterly results fluctuate, it may cause our stock price to be volatile. We believe that a number of factors could cause these fluctuations, including:

     - the size and timing of our contract signings;

     - the expiration or termination of our contracts with significant customers;

     - changes in our revenues or timings of cash flows due to our entry into different types of customer contracts;

     - changes in industry practices by pharmaceutical manufacturers and retail pharmacies;

     - changes in the number of covered individuals in our customers' health plans;

     - costs associated with implementation of additional web-based services;

     - the timing of our new service and program announcements;

     - market acceptance of our new services and programs;

     - changes in our pricing policies or in our competitors' pricing policies;

     - the introduction by competitors of new services that make ours obsolete or less valuable;

     - changes in our operating expenses and our investment in infrastructure;

     - changes in government regulations;

     - personnel changes; and

     - conditions in the health care industry and the economy in general.

     It can take a year or more to sell our services to a new customer. Our long sales cycle adds to the unpredictability of our revenues, which could increase the volatility in the price of our Class A common stock. Our sales cycle varies substantially from customer to customer because of a number of factors over which we have little or no control. These factors include:

     - our customers' financial objectives or constraints;

     - the timing of contract bids and renewals;

     - changes in our customers' budgetary or purchasing priorities; and

     - potential downturns in general economic conditions.

     Because of the factors listed above, we believe that our quarterly revenues, expenses and operating results may vary significantly in the future and that period-to-period comparisons of our operating results are not necessarily meaningful. You should not rely on the results of one quarter as an indication of our future performance. It is also possible that in some future quarters, our operating results will fall below our expectations or the expectations of market analysts and investors. If we do not meet these expectations, the price of our Class A common stock may decline significantly.

IF THE PRICE OF OUR CLASS A COMMON STOCK CONTINUES TO FLUCTUATE SIGNIFICANTLY, YOU COULD LOSE ALL OR A PART OF YOUR INVESTMENT.

     In the past 12 months, the price of our Class A common stock has ranged from a low of $23.00 to a high of $72.22, and has fluctuated as much as $13.75 in five trading days. The price of our Class A common stock is subject to sudden and material increases and decreases, and decreases could adversely affect investments in our Class A common stock. The price of our Class A common stock could fluctuate widely in response to:

     - our quarterly operating results;

     - changes in earnings estimates by securities analysts;

     - changes in our business;

     - changes in the market's perception of our business;

     - changes in the businesses, earnings estimates or market perceptions of our competitors;

     - changes in general market or economic conditions; and

     - changes in the legislative or regulatory environment.

     In addition, the stock market has experienced extreme price and volume fluctuations in recent years that have significantly affected the quoted prices of the securities of many companies, including companies in our industry. The changes often appear to occur without regard to specific operating performance. The price of our Class A common stock could fluctuate based upon factors that have little or nothing to do with our company and these fluctuations could materially reduce our stock price.

FUTURE SALES OF OUR CLASS A COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

     Sales of a substantial number of shares of our Class A common stock in the public market after this offering, or the perception that these sales may occur, could cause the market price of our Class A common stock to decline. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional common or preferred stock.

     After this offering, we will have 38,530,738 shares of Class A common stock outstanding. Of these shares, all shares sold in this offering, other than shares, if any, purchased by our affiliates, will be freely tradable. The number of shares of Class A common stock outstanding does not include:

     - 3,292,700 shares of Class A common stock reserved for issuance upon conversion of 3,292,700 shares of Class B-1 common stock, which are issuable upon conversion of all 65,854 outstanding shares of Series A-1 preferred stock owned by JLL;

     - 3,185,917 shares of Class A common stock reserved for issuance upon conversion of 3,185,917 shares of Class B-1 common stock, all of which are currently held by JLL;

     - 100 shares of Class A common stock reserved for issuance upon conversion of 100 shares of Class B-2 common stock owned by Rite Aid Corporation;

     - 7,980,585 shares of Class A common stock issuable upon exercise of options outstanding as of August 20, 2001 at a weighted average exercise price of $19.98 per share, of which 2,678,490 are fully vested at a weighted average exercise price of $7.51 per share;

     - 592,860 shares of Class A common stock issuable upon exercise of warrants outstanding as of August 20, 2001 at a weighted average exercise price of $21.67 per share; and

     - 50,000 shares of Class A common stock reserved as of August 20, 2001 for issuance under our equity-based compensation plans.

Although not currently outstanding, these shares may be issued and become eligible for sale in the public market from time to time.

     We and the selling stockholders have agreed to limit our ability to sell or dispose of Class A common stock for a period of at least 90 days in the case of AdvancePCS, and 75 days in the case of the selling stockholders, after the date of this prospectus supplement without the prior written consent of Merrill Lynch, which could, in its sole discretion, elect to permit resale of shares by these individuals prior to the lapse of the respective periods.

     In addition, JLL and another one of our stockholders have "demand" registration rights and "piggyback" registration rights in connection with future offerings of our Class A common stock. The demand rights enable the holders to demand that their shares be registered and may require us to file a registration statement under the Securities Act of 1933 at our expense. The piggyback rights require us to provide notice to these stockholders if we propose to register any of our securities under the Securities Act of 1933 and to allow such holders to include their shares in our registration statement.

WE HAVE IMPLEMENTED ANTI-TAKEOVER PROVISIONS THAT MAY DISCOURAGE A CHANGE OF CONTROL.

     Our second amended and restated certificate of incorporation authorizes the issuance of preferred stock without stockholder approval. Our board of directors has the power to determine the price and terms of any preferred stock. The ability of our board of directors to issue one or more series of preferred stock without stockholder approval could deter or delay unsolicited changes of control by discouraging open market purchases of our Class A common stock or a non-negotiated tender or exchange offer for our Class A common stock. Discouraging open market purchases may be disadvantageous to our stockholders who may otherwise desire to participate in a transaction in which they would receive a premium for their shares.

     In addition, some provisions of our second amended and restated certificate of incorporation and bylaws may also discourage a change of control by means of a tender offer, open market purchase, proxy contest or otherwise. These provisions include:

     - a board that is divided into five classes, which are elected to serve staggered three-year terms;

     - certain qualifications for our Class A and Class C directors;

     - limitations on the size of our board of directors to 11 directors; and

     - prior approval from our outstanding Series A-1 preferred stock and our Class B common stock before we can engage in certain transactions.

These provisions may have the effect of discouraging takeovers, even if the change of control might be beneficial to our stockholders.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "thinks," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These factors include, among other things, those matters discussed under the caption "Risk Factors," as well as the following:

     - general economic and business conditions;

     - demographic changes;

     - new or existing governmental regulations and changes in, or the failure to comply with, governmental regulations;

     - legislative proposals that impact our industry or the way we do business;

     - changes in Medicare and Medicaid payment levels;

     - liability and other claims asserted against us;

     - integration of PCS Holding Corporation and realization of synergies;

     - competition; and

     - our ability to attract and retain qualified personnel.

     Although we believe that these statements are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Given these uncertainties, prospective investors are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of the date of this prospectus supplement and the accompanying prospectus. We assume no obligation to update or revise them or provide reasons why actual results may differ.

                              SELLING STOCKHOLDERS

     In addition to the 4,000,000 shares of Class A common stock offered by us, this prospectus supplement relates to the offering of 1,151,249 shares of Class A common stock by the selling stockholders. The following table sets forth, as of August 20, 2001, information regarding the selling stockholders' beneficial ownership of our Class A common stock, both before and after completion of the offering.

                                       SHARES BENEFICIALLY OWNED              SHARES BENEFICIALLY OWNED
                                            BEFORE OFFERING                         AFTER OFFERING
NAME OF SELLING                        --------------------------   SHARES    --------------------------
STOCKHOLDER                              NUMBER      PERCENTAGE*    OFFERED     NUMBER      PERCENTAGE*
---------------                        -----------   ------------   -------   -----------   ------------
Joseph Littlejohn &
  Levy Fund III, L.P.(1).............   7,246,950        17.7%      751,249    6,495,701        14.4%
David D. Halbert.....................   1,946,351         5.5       200,000    1,746,351         4.4
Jon S. Halbert.......................   1,040,614         3.0       200,000      840,614         2.1

---------------

 * Beneficial ownership is based upon 34,530,738 shares of our Class A common stock outstanding as of August 20, 2001.

(1) The number of shares beneficially owned by JLL includes 21,950 shares of Class A common stock issuable upon conversion of Class B-1 common stock and Series A-1 preferred stock, which are beneficially held by certain JLL investors.

                                  UNDERWRITING

     Subject to the terms and conditions described in a purchase agreement, dated August 20, 2001, among us, the selling stockholders and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the underwriter, we and the selling stockholders have agreed to sell to the underwriter, and the underwriter has agreed to purchase 4,000,000 shares of Class A common stock from us, and 1,151,249 shares of Class A common stock from the selling stockholders.

     The underwriter has agreed to purchase all the shares of our Class A common stock being sold pursuant to the purchase agreement if any of these shares of Class A common stock are purchased.

     We and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

     The underwriter is offering the shares of our Class A common stock, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriter of officers' certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

     The underwriter has advised us and the selling stockholders that the underwriter proposes initially to offer the shares of our Class A common stock to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $.50 per share. The underwriter may allow, and the dealers may reallow, a discount not in excess of $.10 per share to other dealers. After the offering, the public offering price, concession and discount may be changed.

     The following table shows the public offering price, underwriting discount to be paid by us and the selling stockholders to the underwriter and the proceeds, before expenses, to us and the selling stockholders. This information assumes either no exercise or full exercise by the underwriter of its overallotment option.

                                                          PER SHARE   WITHOUT OPTION   WITH OPTION
                                                          ---------   --------------   ------------
Public offering price...................................   $65.75      $338,694,622    $371,569,622
Underwriting discount...................................    $1.00        $5,151,249      $5,651,249
Proceeds, before expenses, to AdvancePCS................   $64.75      $259,000,000    $291,375,000
Proceeds, before expenses, to the selling
  stockholders..........................................   $64.75       $74,543,373     $74,543,373

     The expenses of this offering, not including the underwriting discount, are estimated at $250,000 and are payable by us.

OVERALLOTMENT OPTION

     We have granted an option to the underwriter to purchase up to 500,000 additional shares of our Class A common stock at the offering price less the underwriting discount. The underwriter may exercise this option for 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriter exercises this option in full, the net proceeds, before expenses, to us from the sale of shares of Class A common stock will be $291,375,000.

NO SALES OF SIMILAR SECURITIES

     We and the selling stockholders have agreed, except in limited circumstances, to limit our ability to sell or transfer any shares of our Class A common stock for at least 90 days in the case of AdvancePCS, and 75 days in the case of the selling stockholders, after the date of this prospectus supplement without first obtaining the written consent of the underwriter. The underwriter may, in its sole discretion, elect to permit resale of shares by us or the selling stockholder prior to the lapse of the respective lock-up periods. Specifically, we and the selling stockholders have agreed not to directly or indirectly:

     - offer, pledge, sell or contract to sell any shares of our Class A common stock;

     - sell any option or contract to purchase any shares of our Class A common stock;

     - purchase any option or contract to sell any shares of our Class A common stock;

     - grant any option, right or warrant for the sale of any shares of our Class A common stock;

     - lend or otherwise dispose of or transfer any shares of our Class A common stock; or

     - enter into any swap or other agreement that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Class A common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

     This lock-up provision applies to shares of our Class A common stock and to securities convertible into, or exchangeable or exercisable for, or repayable with, shares of our Class A common stock. It also generally applies to shares of our Class A common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

QUOTATION ON THE NASDAQ NATIONAL MARKET

     The shares of our Class A common stock are quoted on the Nasdaq National Market under the symbol "ADVP."

PRICE STABILIZATION AND SHORT POSITIONS

     Until the distribution of the shares of our Class A common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriter to bid for and purchase our Class A common stock. However, the underwriter may engage in transactions that stabilize the price of the Class A common stock, such as bids or purchases to peg, fix or maintain that price.

     In connection with the offering, the underwriter may make short sales of our Class A common stock and may purchase shares in the open market to cover positions created by short sales. Short sales involve the sale by the underwriter at the time of the offering of a greater number of shares than it is required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the overallotment option described above. The underwriter may close out any covered short position by either exercising its overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase the shares through the overallotment option.

     "Naked" short sales are sales in excess of the allotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     Similar to other purchase transactions, the purchases by the underwriter to cover short positions may have the effect of raising or maintaining the market price of the Class A common stock or preventing or retarding a decline in the market price of the Class A common stock. As a result, the price of our Class A common stock may be higher than it would otherwise be in the absence of these transactions.

     Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class A common stock. In addition, neither we nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

     Merrill Lynch, Pierce, Fenner & Smith Incorporated and some of its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and our subsidiaries. They have received customary fees and commissions for these transactions.

     In September 2000, Merrill Lynch, Pierce, Fenner & Smith Incorporated served as book-runner, syndication agent and lead arranger for our senior secured credit facility. Merrill Lynch Capital Corporation, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is a lender under the senior secured credit facility. We intend to use a portion of the net proceeds we receive in this offering to repay a portion of the indebtedness outstanding under our senior secured credit facility.

                                 LEGAL MATTERS

     Akin, Gump, Strauss, Hauer & Feld, L.L.P. is passing on the validity of the securities to be offered by this prospectus supplement and the accompanying prospectus. Shearman & Sterling, Menlo Park, California will pass on certain legal matters for the underwriter.

                                    EXPERTS

     The audited consolidated financial statements and schedules of AdvancePCS and subsidiaries incorporated by reference in this prospectus supplement and the accompanying prospectus to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited combined financial statements and schedules of First Florida International Holdings, Inc., FFI Rx Managed Care, Inc., Phoenix Communications International, Inc., Innovative Pharmaceutical Strategies, Inc., HMN Health Services, Inc. and Mature Rx Plus of Nevada, Inc., collectively known as FFI Health Services, incorporated by reference in this prospectus supplement and the accompanying prospectus to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of PCS and subsidiaries included in our Form 8-K/A dated October 26, 2000 as set forth in their report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus and elsewhere in the registration statement. Such financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     The SEC allows "incorporation by reference" into this prospectus supplement and the accompanying prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus supplement and the accompanying prospectus, and any information filed with the SEC subsequent to the date of this prospectus supplement and the accompanying prospectus will automatically be deemed to update and supersede this information. In addition to those documents incorporated by reference in the accompanying prospectus, we incorporate by reference the following documents which have been filed with the SEC:

     - Our Quarterly Report on Form 10-Q, for the quarterly period ended June 30, 2001, as filed with the Securities and Exchange Commission on August 14, 2001; and

     - Our Annual Report on Form 10-K, for the fiscal year ended March 31, 2001, as filed with the Securities and Exchange Commission on June 29, 2001 and as amended on July 30, 2001.

     We incorporate by reference the documents listed above and any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until termination of the offering or securities by this prospectus supplement and the accompanying prospectus.

     We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus supplement and the accompanying prospectus, other than exhibits which are specifically incorporated by reference into those documents. Requests should be directed to Legal Department, AdvancePCS, 5215 North O'Connor Boulevard, Suite 1600, Irving, Texas 75039 (telephone number (469) 420-6000).

                                ---------------

     The prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Class A common stock offered hereby. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy our Class A common stock in any circumstances in which an offer or solicitation is unlawful.

PROSPECTUS

                                7,300,000 SHARES

                               (ADVANCEPCS LOGO)

                              CLASS A COMMON STOCK

                             ----------------------

     AdvancePCS may offer and sell from time to time up to 5,700,000 shares of Class A common stock and the selling stockholders identified in this prospectus may offer and sell from time to time up to 1,600,000 shares of Class A common stock. We will not receive any proceeds from the sale of shares by the selling stockholders.

     Our Class A common stock is quoted on the Nasdaq National Market under the symbol "ADVP." On May 25, 2001, the last sale price of our shares as reported on the Nasdaq National Market was $62.88 per share.

     INVESTING IN THE CLASS A COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                 The date of this prospectus is June 13, 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About This Prospectus.......................................   1
AdvancePCS..................................................   1
Special Note Regarding Forward-Looking Statements...........   2
Use Of Proceeds.............................................   2
Selling Stockholders........................................   3
Plan Of Distribution........................................   4
Legal Matters...............................................   5
Experts.....................................................   5
Where You Can Find More Information.........................   5

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a shelf registration process. Under this shelf process, we may offer and sell from time to time, in one or more offerings, up to 5,700,000 shares of our Class A common stock and the selling stockholders may offer and sell from time to time, in one or more offerings, up to 1,600,000 shares of our Class A common stock. Each time we, or any selling stockholder, sell securities, we, or any selling stockholder, may provide a prospectus supplement containing specific information about the terms of that offering. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                                   ADVANCEPCS

     We are a leading provider of health improvement services in the United States. As the largest pharmacy benefit management company, or PBM, based on number of lives covered, we currently serve more than 75 million health plan members and manage more than $21 billion in annual prescription drug spending on behalf of our health plan sponsors. In addition, we offer a wide range of other health improvement products and services, such as prescription discount cards for the uninsured, web-based programs, disease management, clinical trials and outcomes studies. Our mission is to improve the quality of care delivered to health plan members while helping health plan sponsors reduce overall costs.

     We generate revenues by providing our health improvement services to two primary customer groups: health plan sponsors and pharmaceutical manufacturers. We serve a broad range of health plan sponsors, including BlueCross BlueShield plans and other managed care organizations, employer groups, third-party administrators of health plans, insurance companies, government agencies and labor union-based trusts. We work closely with pharmaceutical manufacturers to negotiate lower drug costs for our health plan sponsors. We also provide pharmaceutical manufacturers clinical trial, research and information management services.

     In October 2000, we became the largest PBM through the acquisition of PCS Holding Corporation, or PCS. As the industry leader based on number of lives covered, we intend to position ourselves as the first choice of health plan sponsors who need a PBM with scale and scope to help effectively manage their growing prescription drug costs. We anticipate being able to generate synergies as a result of the PCS acquisition by:

     - consolidating and renegotiating existing contracts with pharmaceutical manufacturers;

     - re-contracting with our retail pharmacy network;

     - rationalizing and gaining scale economies in our mail service operations;

     - generating corporate overhead and information technology efficiencies;
       and

     - pursuing cross-selling opportunities with pharmaceutical manufacturers and health plan sponsors.

     In addition, in July 2000 we acquired First Florida International Holdings, Inc. and its affiliated companies, collectively known as FFI, which provides discount prescription programs, or consumer cards, to the uninsured and under-insured. We believe our acquisitions of PCS and FFI significantly enhance our competitive position in the industry and provide substantial opportunities to generate operational efficiencies and continued growth.

     We are incorporated under the laws of the State of Delaware. Our principal executive office is located at 5215 North O'Connor Boulevard, Suite 1600, Irving, Texas 75039. Our telephone number is (469) 420-6000 and our web site can be found at http://www.AdvancePCSrx.com.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "thinks," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, among other things, those matters discussed under the caption "Risk Factors," as well as the following:

     - general economic and business conditions;

     - demographic changes;

     - new or existing governmental regulations and changes in, or the failure to comply with, governmental regulations;

     - legislative proposals that impact our industry or the way we do business;

     - changes in Medicare and Medicaid payment levels;

     - liability and other claims asserted against us;

     - integration of PCS and realization of synergies;

     - competition; and

     - our ability to attract and retain qualified personnel.

     Although we believe that these statements are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Given these uncertainties, prospective investors are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of the date of this prospectus. We assume no obligation to update or revise them or provide reasons why actual results may differ.

                                USE OF PROCEEDS

     We intend to use the net proceeds from our sale of the shares of Class A common stock pursuant to this shelf registration to repay indebtedness and for general corporate purposes. We will not receive any proceeds from the sale of shares of Class A common stock offered by the selling stockholders.

     Our $825 million senior secured credit facility includes a $175 million revolving credit facility, $100 million interim revolving credit facility and two term notes totaling $550 million. Our revolving credit facilities bear interest at LIBOR plus 2.75% and are due on September 3, 2005. Our $150 million Term A note accrues interest at LIBOR plus 2.75% with escalating quarterly principal payments, and is due on September 30, 2005. Our $400 million Term B note accrues interest at LIBOR plus 3.5%, with quarterly principal payments of $1 million until December 31, 2006 and payments of $94.5 million thereafter on each of December 31, 2006, March 31, 2007, June 30, 2007 and September 30, 2007.

                              SELLING STOCKHOLDERS

     The following table sets forth the name of each selling stockholder, the number of shares and percentage of our Class A common stock beneficially owned by each selling stockholder immediately prior to the registration, the number of shares registered and the number of shares and percentage of our Class A common stock to be beneficially owned by each selling stockholder assuming all shares covered by this registration statement are sold in an offering. However, because a selling stockholder may offer all or a portion of the shares covered by this prospectus at any time and from time to time hereafter, the exact number of shares that a selling stockholder may retain after completion of an offering cannot be determined at this time. The last two columns of this table assume that all shares covered by this prospectus will be sold by a selling stockholder and that no additional shares of our Class A common stock are bought or sold by a selling stockholder. Pursuant to the rules of the Securities and Exchange Commission, in calculating percentage ownership, shares issuable upon exercise of options or warrants or conversion of convertible securities are deemed to be outstanding for the purpose of computing the percentage ownership of persons beneficially owning such securities, but have not been deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

                                                                        SHARES      BENEFICIAL OWNERSHIP AFTER
                                    BENEFICIAL OWNERSHIP PRIOR TO     COVERED BY    THE SHARES ARE SOLD IN AN
                                           THE REGISTRATION              THIS                OFFERING
                                    ------------------------------   REGISTRATION   --------------------------
NAME                                   NUMBER         PERCENT(1)      STATEMENT       NUMBER       PERCENT(2)
----                                ------------     -------------   ------------   ----------     -----------
Joseph Littlejohn & Levy Fund III,
  L.P.(3).........................   7,450,000(4)        18.6%        1,000,000     6,450,000(5)      13.9%
David D. Halbert(6)...............   1,646,351(7)         4.9%          300,000     1,346,351          3.3%
Jon S. Halbert(8).................     990,614(9)         3.0%          300,000       690,614          1.7%

---------------

(1) We have calculated the percentage of issued and outstanding shares of common stock held by each individual and group based on 32,496,858 shares of Class A common stock issued and outstanding as of May 22, 2001.

(2) We have calculated the percentage of issued and outstanding shares of common stock held by each individual and group based on 32,496,858 shares of Class A common stock issued and outstanding as of May 22, 2001 and assuming all shares of Class A common stock set forth in this registration statement have been sold.

(3) JLL has certain rights and influence over our business in connection with its ownership of our Series A-1 preferred stock and Class B-1 common stock, including the right to designate two directors to serve on our board of directors.

(4) Consists of 4,179,250 shares of Class A common stock issuable upon conversion of 4,179,250 shares of Class B-1 common stock and 3,270,750 shares of Class A common stock issuable upon conversion of 3,270,750 shares of Class B-1 common stock issuable upon conversion of 65,415 shares of Series A-1 preferred stock.

(5) Consists of 3,179,250 shares of Class A common stock issuable upon conversion of 3,179,250 shares of Class B-1 common stock and 3,270,750 shares of Class A common stock issuable upon conversion of 3,270,750 shares of Class B-1 common stock issuable upon conversion of 65,415 shares of Series A-1 preferred stock.

(6) Mr. D. Halbert is the Chairman of the Board and Chief Executive Officer of AdvancePCS.

(7) Includes 821,500 shares issuable pursuant to options exercisable within 60 days of May 22, 2001 and 39,184 shares held by Halbert & Associates, Inc. David D. Halbert may be deemed to beneficially own all of the shares held by Halbert & Associates, Inc. Also includes 63,792 shares held for the benefit of Mr. D. Halbert's minor children, as to which Mr. D. Halbert disclaims beneficial ownership.

(8) Mr. J. Halbert is the Vice Chairman, E-Business and Technology and Director of AdvancePCS.

(9) Includes 607,000 shares issuable pursuant to options exercisable within 60 days of May 22, 2001 and 39,184 shares held by Halbert & Associates, Inc. Jon S. Halbert may be deemed to beneficially own all of the shares held by Halbert & Associates, Inc. Also includes 60,726 shares held for the benefit of Mr. J. Halbert's minor children, as to which Mr. J. Halbert disclaims beneficial ownership.

                              PLAN OF DISTRIBUTION

     AdvancePCS and the selling stockholders, including their donees, pledgees, transferees or other successors in interest, may effect sales of the Class A common stock directly or indirectly, by or through underwriters, agents or broker-dealers, and the Class A common stock may be sold by one or a combination of several of the following methods:

     - ordinary brokerage transactions;

     - an underwritten public offering in which one or more underwriters participate;

     - put or call options transactions or hedging transactions relating to the Class A common stock;

     - short sales;

     - purchases by a broker-dealer as principal and resale by that broker-dealer for its own account;

     - "block" sale transactions; and

     - privately negotiated transactions.

     The Class A common stock will be sold at prices and on terms then prevailing in the market, at prices related to the then-current market price of the Class A common stock or at negotiated prices. At the time that a particular offer is made, a prospectus supplement, if required, will be distributed that describes the name or names of underwriters, agents or broker-dealers, any discounts, commissions and other terms constituting selling compensation and any other required information. Moreover, in effecting sales, broker-dealers engaged by us or any selling stockholder and purchasers of the Class A common stock may arrange for other broker-dealers to participate in the sale process. Broker-dealers will receive discounts or commissions from us, the selling stockholders and the purchasers of the Class A common stock in amounts that will be negotiated prior to the time of the sale. Sales will be made only through broker-dealers properly registered in a subject jurisdiction or in transactions exempt from registration. Any of these underwriters, broker-dealers or agents may perform services for us or our affiliates in the ordinary course of business. We do not have any definitive selling arrangement at the date of this prospectus between us and any underwriter, broker-dealer or agent, and we have not been advised that any selling stockholder has any definitive selling arrangement with any underwriters, broker-dealer or agent.

     Selling stockholders also may resell all or a portion of the Class A common stock in open market transactions in reliance upon Rule 144 of the Securities Act, provided that they meet the criteria and conform to the requirements of such rule.

     When Class A common stock is to be sold to underwriters, unless otherwise described in an applicable prospectus supplement, the obligations of the underwriters to purchase the Class A common stock will be subject to conditions precedent. The Class A common stock will be acquired by the underwriters for their own account and may be resold by the underwriters, either directly to the public or to securities dealers, from time to time in one or more transactions, including negotiated transactions. The sales can occur either at fixed public offering prices or at varying prices determined at the time of sale. The public offering price, if any, and any concessions allowed or reallowed to dealers, may be changed from time to time. Those underwriters may be entitled, under agreements with us, to indemnification from us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution by us to payments that may be required to be made in respect of those civil liabilities.

     Any broker or dealer participating in any distribution of Class A common stock in connection with the offering made by this prospectus may be considered to be an "underwriter" within the meaning of the

Securities Act of 1933 and may be required to deliver a copy of this prospectus, including a prospectus supplement, if required, to any person who purchases any of the Class A common stock from or through that broker or dealer.

                                 LEGAL MATTERS

     Akin, Gump, Strauss, Hauer & Feld, L.L.P. is passing on the validity of the securities to be offered by this prospectus.

                                    EXPERTS

     The audited consolidated financial statements and schedules of AdvancePCS and subsidiaries incorporated by reference in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited combined financial statements and schedules of First Florida International Holdings, Inc., FFI Rx Managed Care, Inc., Phoenix Communications International, Inc., Innovative Pharmaceutical Strategies, Inc., HMN Health Services, Inc. and Mature Rx Plus of Nevada, Inc., collectively known as FFI Health Services, incorporated by reference in this prospectus to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of PCS Holding Corporation and subsidiaries included in our Form 8-K/A dated October 26, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Such financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     Government filings. We file proxy statements and annual, quarterly and special reports with the Securities and Exchange Commission. You may read and copy any document that we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. The Securities and Exchange Commission's Washington, D.C. public reference room is located at 450 Fifth Street N.W., Washington, D.C. 20549. You may also call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to you free of charge at the Securities and Exchange Commission's web site at http://www.sec.gov or our web site at http://www.AdvancePCSrx.com.

     Stock market. Our Class A common stock is quoted on the Nasdaq National Market under the symbol "ADVP." Material filed by us can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     Information incorporated by reference. We filed a registration statement on Form S-3 to register with the Securities and Exchange Commission the securities to be offered hereby. As allowed by the rules of the Securities and Exchange Commission, this prospectus does not contain all of the information you can find in a registration statement or the exhibits to the registration statement. The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede previously filed information, including information contained in this document.

     We are incorporating by reference the documents listed below, all filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date we file with the Securities and Exchange Commission the Registration Statement on Form S-3 of which this prospectus is a part, which such date was May 29, 2001, and before the date such registration statement is declared effective by the Securities and Exchange Commission, and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date and time the Securities and Exchange Commission declares such registration statement effective until this offering has been completed:

     - our Current Report on Form 8-K as filed with the Securities and Exchange Commission on May 29, 2001;

     - our Current Report on Form 8-K as filed with the Securities and Exchange Commission on February 28, 2001;

     - our Current Report on Form 8-K as filed with the Securities and Exchange Commission on February 23, 2001;

     - our Current Report on Form 8-K as filed with the Securities and Exchange Commission on February 16, 2001;

     - our Quarterly Report on Form 10-Q for the quarter ended December 31, 2000 as filed with the Securities and Exchange Commission on February 14, 2001;

     - our Current Report on Form 8-K as filed with the Securities and Exchange Commission on December 14, 2000 and as amended February 16, 2001;

     - our Current Report on Form 8-K as filed with the Securities and Exchange Commission on December 11, 2000;

     - our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 as filed with the Securities and Exchange Commission on November 14, 2000;

     - our Definitive Proxy Statement on Schedule 14A as filed with the Securities and Exchange Commission on November 6, 2000;

     - our Current Report on Form 8-K as filed with the Securities and Exchange Commission on October 16, 2000 and as amended on October 26, 2000 and December 15, 2000;

     - our Current Report on Form 8-K as filed with the Securities and Exchange Commission on July 19, 2000 and as amended on September 18, 2000 and October 26, 2000;

     - our Current Report on Form 8-K as filed with the Securities and Exchange Commission on July 31, 2000;

     - our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 as filed with the Securities and Exchange Commission on August 14, 2000;

     - our Annual Report on Form 10-K for the fiscal year ended March 31, 2000 as filed with the Securities and Exchange Commission on June 29, 2000 and as amended on July 28, 2000; and

     - the description of our Class A common stock, which is contained in our Registration Statement on Form 8-A/A as filed with the Securities and Exchange Commission on December 14, 2000.

     You may request free copies of these filings by writing or telephoning us at the following address:

        AdvancePCS
        Attn.: Legal Department
        5215 North O'Connor Boulevard
        Suite 1600
        Irving, Texas 75039
        (469) 420-6000

You should rely on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have authorized no one to provide you different information. We are not, and the selling stockholders are not, making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the documents.

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                                5,151,249 SHARES

                               [ADVANCEPSC LOGO]

                              CLASS A COMMON STOCK

                       ----------------------------------

                             PROSPECTUS SUPPLEMENT
                       ----------------------------------

                              MERRILL LYNCH & CO.

                                AUGUST 20, 2001

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